    Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-27132 and 333-110731 on Form S-8 and Registration Statement No. 333-128343 on Form S-3 of our reports dated February 29, 2008, relating to the consolidated financial statements (which report expressed an unqualified opinion and included an explanatory paragraph as to changes in accounting principles related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 in 2007, FASB Statement No. 123(R), Share-Based Payment and FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) in 2006, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005) and financial statement schedules (which report expressed an unqualified opinion and included an explanatory paragraph concerning the restatement of the 2006 and 2005 financial statements in Schedule I) of South Jersey Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 29, 2008